Exhibit 99.1

WAUSAU PAPER ANNOUNCES IMPROVED
FIRST-QUARTER EARNINGS

MOSINEE, WI – (Business Wire) – April 24, 2007 – Wausau Paper (NYSE:WPP) today reported net earnings for the first quarter of $15.0 million, or $0.29 per share, compared with a net loss of $0.5 million, or $0.01 per share, in the previous year.  Net sales rose 6 percent to a record first-quarter $299.4 million, and shipments increased 1 percent to a record 227,000 tons.

Included in current-year results were one-time state tax benefits of $12.0 million, or $0.24 per share, related to the January 1, 2007, restructuring of the company’s subsidiaries to realign them more closely with Wausau Paper’s current operating structure.  The subsidiary realignment allows for the utilization of previously reserved state net operating loss and credit carryovers.

First-quarter results also included an after-tax gain of $0.4 million, or $0.01 per share, from the sale of timberlands and stock incentive credits of less than $0.01 per share.  Prior-year first-quarter results included after-tax timberland sales gains of $1.0 million, or $0.02 per share, and stock incentive charges of $1.2 million, or $0.02 per share, including a cumulative effect charge of $0.4 million, or $0.01 per share, related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payments.

“Record shipments and net sales, coupled with relentless efforts to improve operations in the face of historically high energy and rising fiber costs, produced solid gains in the first quarter compared with a year ago,” said Thomas J. Howatt, president and CEO.  “Importantly, our growth continues to be driven by our core business strategies – pursuit of niche markets, product innovation, benchmark customer service and operating excellence.  Innovative product solutions – such as the recent expansion of our ExperTec®, EcoSelect™, and ProGard® lines of specialty products – have enabled us to consistently exceed our new product goals, increase sales in targeted niche markets and improve customer service by recognizing market trends and meeting specific product needs,” continued Mr. Howatt.  “During the first quarter, nearly 30 percent of net sales came from products developed in the last three years, eclipsing our goal of 25 percent, while at the same time paper mill productivity gains again exceeded our corporate target of 1 percent.”

Specialty Products reported first-quarter operating profits of $2.7 million compared with $3.2 million last year, with the decrease primarily attributable to cost pressures, most notably market pulp.  Net sales increased 2 percent while shipments declined 2 percent.  “First-quarter profits improved substantially from the breakeven result reported in the fourth quarter and represent Specialty’s best performance since last year’s first quarter,” Mr. Howatt stated.  “Despite competitive market conditions we were successful in expanding our line of environmentally preferable products, allowing us to further penetrate attractive niche markets.  At the same time, strong operations and cost containment activities have allowed us to partially offset continuing cost pressures.”

Printing & Writing reported first-quarter operating losses of $1.8 million compared with losses of $6.8 million last year.  Net sales and shipments increased 7 percent and 3 percent, respectively.  “In contrast, the industry’s uncoated freesheet shipments declined approximately 6 percent in the same period, a clear indicator that we are gaining market share,” commented Mr. Howatt.  “Moreover, industry consolidation and capacity closures are beginning to create pricing momentum in printing and writing grades.  Year-over-year comparisons also reflect the enhanced productivity we’ve achieved as well as the reduction of market-related downtime taken in the first quarter of 2006.”

Towel & Tissue operating profits reached record first-quarter levels of $9.7 million compared with operating profits of $9.2 million last year.  Net sales and shipments increased 11 percent and 6 percent, respectively.  Mr. Howatt commented, “Selling price increases, mix improvements and volume gains offset increased wastepaper costs and helped drive a ninth consecutive quarterly profit record. Despite ‘away-from-home’ market growth of less than 2 percent, our Green Seal® certified and value-added product shipments each increased more than 20 percent.  This above-market growth continues to be driven by strong placements of our innovative proprietary dispensers and the introduction of new products.”

Discussing the second-quarter outlook, Mr. Howatt said, “Energy costs remain at historically high levels while fiber costs continue their upward trend.  At the same time, we are encouraged by signs of returning pricing leverage in many of our product areas.  The initial influence of pricing leverage, and efforts to contain costs and improve efficiency are expected to drive profit improvement compared with year-ago levels.  As a result, we expect second-quarter earnings in the range of $0.08 and $0.10 per share, including timberland sales gains of $0.02 per share.”  Second-quarter 2006 results were $0.07 per share and included $0.02 per share in timberland sales gains.

Wausau Paper’s first-quarter conference call is scheduled for 11:00 a.m. (EDT) on Wednesday, April 25, and can be accessed through the company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through May 2.

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.  Green Seal® is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.  To learn more about Wausau Paper visit:  www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2006.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended March 31, 2007

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months
of Operations (unaudited)	Ended March 31,
	2007	2006

Net sales	$ 299,393	$ 283,663
Cost of sales	271,307	260,057
Gross profit	28,086	23,606
Selling & administrative expenses	20,802	20,976
Restructuring	–	132
Operating profit	7,284	2,498
Interest expense	(2,807)	(2,713)
Other income, net	206	42
Earnings (loss) before income taxes and
cumulative effect of a change in accounting principle	4,683	(173)
Credit for income taxes	(10,282)	(64)
Earnings (loss) before cumulative effect
of a change in accounting principle	14,965	(109)
Cumulative effect of a change in accounting
principle (net of income taxes)	–	(427)
Net earnings (loss)	$ 14,965	$ (536)

Earnings (loss) per share before cumulative effect
of a change in accounting principle (basic and diluted)	$ 0.29	$ 0.00
Cumulative effect of a change in accounting
principle (net of income taxes)	0.00	(0.01)
Net earnings (loss) per share (basic and diluted)	$ 0.29	$ (0.01)
Weighted average shares outstanding–basic	50,746	51,041
Weighted average shares outstanding–diluted	51,100	51,041

Condensed Consolidated Balance Sheets (Note 1)	March 31,	December 31,
	2007	2006

Current assets	$ 298,190	$ 294,247
Property, plant & equipment, net	462,793	468,372
Other assets	37,680	36,495
Total Assets	$ 798,663	$ 799,114

Current liabilities	$ 146,739	$ 155,182
Long-term debt	166,555	160,287
Other liabilities	194,284	209,571
Stockholders’ equity	291,085	274,074
Total Liabilities and Stockholders’ Equity	$ 798,663	$ 799,114

Condensed Consolidated Statements	Three Months
of Cash Flow (unaudited)	Ended March 31,
	2007	2006

Net cash used in operating activities	$ (6,355)	$ (10,409)

Cash flows from investing activities:
Capital expenditures	(5,986)	(4,912)
Proceeds from property, plant and equipment disposals	893	1,655
Net cash used in investing activities	(5,093)	(3,257)

Cash flows from financing activities:
Net issuances of commercial paper	6,500	9,500
Payments under capital lease obligation and note payable	(64)	(35)
Dividends paid	(4,313)	(4,340)
Proceeds from stock option exercises	0	1,405
Excess tax benefits related to stock options	35	94
Payments for purchase of company stock	0	(967)
Cash provided by financing activities	2,158	5,657

Net decrease in cash & cash equivalents	$ (9,290)	$ (8,009)

Note 1.  Balance sheet amounts at March 31, 2007, are unaudited.  The December 31, 2006, amounts are derived from audited financial statements.

Note 2.  Effective January 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Staff Position No. AUG AIR-1, “Accounting for Planned Major Maintenance

Activities.”  This FSP prohibits companies from recognizing planned major maintenance costs under the “accrue-in-advance” method that allowed the accrual of a liability over several reporting periods before the maintenance is performed.  We have adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred.  The comparative financial statements for 2006 have been adjusted to apply the new method retrospectively, resulting in an increase in net earnings for the three months ended March 31, 2006, of $0.8 million, or $0.02 per basic and diluted share, an increase in net earnings of $0.1 million for the three months ended June 30, 2006, a decrease in net earnings of $0.3 million, or $0.01 per basic and diluted share for the three months ended September 30, 2006, and a decrease in net earnings of $0.6 million, or $0.01 per basic and diluted share for the three months ended December 31, 2006.

Note 3.  On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Income Tax Uncertainties” (“FIN 48”).  FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority.  The literature provides guidance on the derecognition, measurement, and classification of income tax uncertainties, along with any related interest and penalties.  FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties.  The adoption of FIN 48 did not have a significant impact on our financial statements.

Note 4.  Effective January 1, 2007, we reorganized the various subsidiaries which comprised our operating segments to align more closely with our operating structure.  Each segment is now organized as a single member limited liability company and operates as a direct subsidiary of Wausau Paper Corp.  The new structure allowed us to utilize state net operating loss and credit carryovers of certain subsidiaries for which full valuation allowances had been previously established due to the fact that separate state tax returns were filed under our previous structure.  During the three months ended March 31, 2007, we recorded state tax benefits of $12.0 million, or $0.24 per basic and diluted share, as a result of the release of these valuation allowances.  No additional state tax benefits resulting from the reorganization are anticipated.

Note 5.  Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.  The modified prospective application transition method requires that as of the effective date, compensation cost related to share-based payment transactions is recognized as an operating expense in the statement of operations over the requisite service period of the grant based on the grant-date fair value of the award.  Under SFAS 123R, share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic value each reporting period, the award is remeasured at its fair value each reporting period until final settlement.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on

January 1, 2006, was $0.4 million net of any related tax effects ($0.7 million pretax), and was recorded as a cumulative effect of a change in accounting principle.

Note 6.  In July 2005, we announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  Pre-tax restructuring expense related to certain assets disposed as a direct result of the closure and other associated costs were $0.1 million for the three months ended March 31, 2006.  No restructuring expense was incurred for the three months ended March 31, 2007.

Note 7.  Interim Segment Information

We have reclassified certain prior-year interim segment information to conform to the 2007 presentation.  The reclassifications are the result of a reporting change, effective January 1, 2007, in accordance with FASB FSP AUG AIR-1 (see Note 2), and as a result of restructuring the assets, operating results, and depreciation, depletion and amortization of one facility from the Corporate and Unallocated segment to the Towel & Tissue segment (see Note 4).

Wausau Paper’s operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products.  Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades.  Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home market.”  Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating profit, and asset information by segment is as follows:

(in thousands, except ton data)	March 31,	December 31,
	2007	2006
Segment assets (Note 1)
Specialty Products	$324,007	$319,387
Printing & Writing	245,240	243,362
Towel & Tissue	187,323	184,140
Corporate & Unallocated*	42,093	52,225
	$798,663	$799,114

	Three Months
	Ended March 31,
	2007	2006
Net sales external customers (unaudited)
Specialty Products	$ 123,955	$ 121,492
Printing & Writing	105,914	99,318
Towel & Tissue	69,524	62,853
	$ 299,393	$ 283,663

Operating profit (loss) (unaudited)
Specialty Products	$ 2,673	$ 3,207
Printing & Writing	(1,792)	(6,846)
Towel & Tissue	9,693	9,181
Corporate & Eliminations	(3,290)	(3,044)
	$ 7,284	$ 2,498

Depreciation, depletion and amortization (unaudited)
Specialty Products	$ 5,661	$ 6,043
Printing & Writing	3,071	3,078
Towel & Tissue	5,727	5,208
Corporate & Unallocated	162	229
	$ 14,621	$ 14,558

Tons sold (unaudited)
Specialty Products	99,919	102,287
Printing & Writing	86,101	83,631
Towel & Tissue	40,573	38,289
	226,593	224,207

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.